Exhibit 99.1

Ramco-Gershenson Announces the Acquisition of Two Grocery Anchored Shopping Centers in Palm Beach County, Florida.

FARMINGTON HILLS, Mich. — (BUSINESS WIRE) — Sept. 9, 2004 — Ramco-Gershenson Properties Trust (NYSE: RPT) announced today the acquisition of two grocery anchored community shopping centers in Palm Beach County, Florida. Both centers are located in close proximity to a number of shopping centers currently owned by the Company.

•	Plaza at Delray in Delray Beach, Florida is a 331,496 square foot community center located on the northwest corner of Federal Highway (US Highway 1) and Linton Boulevard. The center is anchored by a 39,000 Publix Supermarket, a 30,000 square foot Linens ‘N Things, a 27,000 square foot Marshalls, a 55,000 square foot Regal Cinemas and a 20,000 square foot Books-A-Million. Four outlots are also included in the purchase. The average household income for the trade area is $87,815 with a population base of 140,388.

•	Mission Bay Plaza in Boca Raton, Florida is a 272,231 square foot community shopping center located on the northwest corner of US Highway 441 (State Road 7) and Glades Road. The center is anchored by a 64,000 square foot Albertsons, a 42,000 square foot Toys ‘R’ Us, a 32,000 square foot L.A. Fitness and a 22,000 square foot OfficeMax. Three outlots are also included in the purchase. The average household income for the trade area is $97,600 with a population base of 186,818.

“The acquisition of Plaza at Delray and Mission Bay enhances our presence on the Gold Coast of Florida and completes the purchase of four shopping centers announced as part of our Convertible Preferred Offering in June. They also represent a strategic fit within our existing portfolio,” said Dennis Gershenson, President and Chief Executive Officer. “Both of the shopping centers are well located, solid performing assets and are part of demographically strong markets. In addition to being anchored by a successful grocer, each center is complemented by a broad range of national and regional retailers.”

Ramco-Gershenson Properties Trust has a portfolio of 69 shopping centers totaling approximately 14.7 million square feet of gross leasable area, consisting of 68 community centers and one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Farming Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere, and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

For further information on Ramco-Gershenson Properties Trust visit the Company’s Website @ www.rgpt.com.

CONTACT: Ramco-Gershenson Properties Trust, Farmington Hills
Dennis Gershenson or Richard Smith, 248-350-9900
Fax: 248-350-9925

SOURCE: Ramco-Gershenson Properties Trust